CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 33-18516) of Franklin Mutual Series Funds and to the incorporation by reference of our reports dated February 18, 2010 on Mutual Beacon Fund, Mutual Financial Services Fund, Mutual Quest Fund, Mutual Shares Fund, Mutual Global Discovery Fund, Mutual European Fund, and Mutual International Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2009.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 26, 2010